EXHIBIT 5.27

[Letterhead of Vorys, Sater, Seymour and Pease LLP]

December 19, 2012

Reynolds Group Holdings Limited

Level Nine

148 Quay Street

Auckland 1140 New Zealand

Reynolds Group Issuer Inc.

c/o National Registered Agents, Inc.

160 Greentree Drive, Suite 101,

Dover, Delaware 19904

Reynolds Group Issuer LLC

c/o National Registered Agents, Inc.

160 Greentree Drive, Suite 101,

Dover, Delaware 19904

Reynolds Group Issuer (Luxembourg) S.A.

6C Rue Gabriel Lippmann,

L-5365 Munsbach, Grand Duchy of Luxembourg

Graham Packaging Minster LLC

P.O. Box 123, 255 Southgate Drive

Minster, Ohio 45865 USA

Ladies and Gentlemen:

We have acted as special Ohio counsel to Graham Packaging Minster LLC, an Ohio limited liability company (the “Company”), in connection with the due authorization of the Company’s entrance into that certain Senior Secured Notes Indenture dated as of September 28, 2012, relating to US $3,250,000,000 aggregate principal amount of 5.75% senior secured notes due 2020 (the “September 2012 Senior Secured Notes”), among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A., certain Senior Secured Note Guarantors (as defined therein), The Bank of New York Mellon, as trustee, principal paying agent, registrar, transfer agent and collateral agent, The Bank of New York Mellon, London Branch, as paying agent, and Wilmington Trust (London) Limited, as additional collateral agent (the “September 2012 Senior Secured Notes Indenture”).

In connection with this opinion, we have examined an original or a copy of, and have relied upon the accuracy of:

(i)	The September 2012 Senior Secured Notes Indenture;

(ii)	A certificate from the Vice President and Secretary of the Company as to certain factual matters, including without limitation the incumbency of the officers of the Company, dated December 19, 2012, a copy of which has been delivered to us (the “Certificate”);

(iii)	A copy of the Articles of Organization of the Company (the “Articles”), the completeness and accuracy of which have been certified to us as part of the Certificate;

(iv)	A copy of the Operating Agreement of the Company (the “Operating Agreement”), the completeness and accuracy of which have been certified to us as part of the Certificate;

(v)	a certificate of full force and effect from the Secretary of State of the State of Ohio, dated December 18, 2012, with respect to the Company in the State of Ohio (the “Full Force and Effect Certificate”);

(vi)	A copy of the Action of the Sole Member of the Company Taken by Written Consent, by Graham Packaging Company, L.P., a Delaware limited partnership (the “Sole Member”), dated as of September 24, 2012, approving the September 2012 Senior Secured Notes Indenture and the transactions contemplated thereby (the “Sole Member Action”), the completeness and accuracy of which have been certified to us as part of the Certificate; and

(vii)	Such authorities of law as we have deemed necessary to render this opinion.

In such examinations, we have assumed (i) the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies and the authenticity of such originals of such latter documents; (ii) that each of the parties, other than the Company, to the September 2012 Senior Secured Notes Indenture has the full power, authority and legal right under its charter and other governing documents, corporate legislation, and applicable laws and regulations to execute and perform its obligations under all documents executed by it in connection with the transactions which are the subject of the September 2012 Senior Secured Notes Indenture; (iii) that the Sole Member, being a Delaware limited partnership and subject to Delaware law, has the full power, authority and legal right under its governing documents, corporate legislation, and applicable laws and regulations to execute, deliver and perform its obligations under the Sole Member Action; (iv) that the Sole Member Action has been duly and validly authorized by all necessary limited partnership action in respect of the Sole Member, being a Delaware limited partnership and subject to Delaware law; (v) that the Sole Member Action has been duly executed and delivered by the Sole Member, being a Delaware limited partnership and subject to Delaware law; and (vi) that the Sole Member Action is a valid and binding obligation of the Sole Member, being a Delaware limited partnership and subject to Delaware law, enforceable against the Sole Member in accordance with its terms.

To the extent that our opinions expressed herein are based upon factual matters (and whenever our opinion with respect to the existence or absence of facts is qualified by “to our knowledge” or by any similar language), such opinions are based solely upon facts within the conscious awareness of the Vorys, Sater, Seymour and Pease LLP attorneys who have devoted substantive legal attention to the Company in connection with the transactions contemplated by the September 2012 Senior Secured Notes Indenture which include, without limitation, facts set forth in the Certificate. Without limiting the generality of the foregoing, we have made no examination of the character, organization, activities or authority of any party, other than the Company, to the September 2012 Senior Secured Notes Indenture which might have any effect upon our opinions expressed herein, and we have neither examined, nor do we opine upon, any provision or matter to the extent that the examination or opinion would require a financial, mathematical or accounting calculation or determination.

As used herein, the phrases “limited liability company power and authority” and “duly and validly authorized by all necessary limited liability company action” refer and are limited to Chapter 1705 of the Ohio Revised Code (“R.C.”) (Limited Liability Companies), the Articles and the Operating Agreement.

Based upon and subject to the foregoing and the further qualifications and limitations set forth hereinafter, as of the date hereof, we are of the opinion that:

(1)	The Company is, based on the Full Force and Effect Certificate, a limited liability company validly existing and in full force and effect under the laws of the State of Ohio.

(2)	The Company has the requisite limited liability company power and authority to execute and deliver the September 2012 Senior Secured Notes Indenture.

(3)	The transactions contemplated in the September 2012 Senior Secured Notes Indenture have been duly and validly authorized by all necessary limited liability company action by the Company.

(4)	The execution, delivery and performance of the September 2012 Senior Secured Notes Indenture by the Company do not violate or constitute on the part of the Company a breach or default under (a) the Articles or the Operating Agreement or (b) to our knowledge, any applicable provisions of statutory law or regulation to which Ohio limited liability companies for profit are generally subject.

(5)	To our knowledge, no approval or authorization of, or filing with, any governmental body, governmental agency or authority of Ohio applicable generally to limited liability companies for profit in the State of Ohio (which has not been obtained), is required in connection with the execution and delivery by the Company of the September 2012 Senior Secured Notes Indenture.

We have not conducted requisite factual or legal examinations, and accordingly we express no opinion, with respect to the application, if any, of laws concerning or promulgated by (a) environmental effects or agencies; (b) industries the operations, financial affairs or profits of which are regulated by the United States or the State of Ohio, e.g., banks and thrift institutions, insurance and utilities under Title 49, R.C.; (c) fraudulent dispositions or obligations (Chapter 1336, R.C. and Section 1313.56, R.C.); (d) securities laws; (e) political subdivisions of the State of Ohio; (f) any order of any court or other authority directed specifically to any party to the September 2012 Senior Secured Notes Indenture of which we do not have knowledge; or (g) any taxes or tax effects.

Our opinions expressed herein are subject to the limitations, if any, of Title 11 U.S.C., as amended, and of the applicable insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by principles of equity.

We understand that you will rely as to matters of Ohio law upon this opinion solely in connection with the opinions, including any assumptions and limitations, set forth herein. Our opinions set forth herein are limited to the laws of the State of Ohio in effect on the date hereof. Our opinions expressed herein are furnished to you solely in connection with the transactions contemplated by the September 2012 Senior Secured Notes Indenture, and may not be used or relied upon by you for any other purpose. We understand that Debevoise & Plimpton LLP (“Debevoise”) will rely as to matters of Ohio law upon this opinion in connection with an opinion to be rendered by it on the date hereof relating to the Company. In connection with the foregoing, we hereby consent to your and Debevoise’s relying as to matters of Ohio law upon this opinion solely in connection with the opinions, including all assumptions and limitations, set forth herein.

We consent to the filing of this opinion as an exhibit to the registration statement on Form F-4 filed with respect to the notes contemplated by the September 2012 Senior Secured Notes Indenture (the “Registration Statement”), and to the reference to our firm under the heading “Validity of the Securities” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Vorys, Sater, Seymour and Pease LLP